Exhibit 12


                     CORNERSTONE REALTY INCOME TRUST, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES







                                                               YEAR ENDED DECEMBER 31,                  SUPPLEMENTAL  PRO FORMA (b)
                                               ------------------------------------------------------- ----------------------------
                                 SIX MONTHS                                                             SIX MONTHS       YEAR
                                    ENDED                                                                  ENDED         ENDED
                                   6/30/97           1996            1995         1994        1993        6/30/97      12/31/96
                                -------------- ------------------ ------------ ------------ ---------- -------------- ------------
Net Income (loss)  ............   $  8,531,044  $ (4,169,849)       $5,229,715   $2,386,303   $496,646   $  9,241,426 $14,806,154
   ADD:
    Fixed Charges  ............      3,061,119     1,470,414           311,824       12,737      2,452      3,272,310  6,119,895
                                 -------------  -------------      -----------  -----------  ---------  ------------- ------------
Earnings  .....................     11,592,163    (2,699,435)        5,541,539    2,399,040    499,098     12,513,736 20,926,049
Fixed Charges:  ...............
 Interest on indebtedness   ...      2,893,125     1,332,190           248,120           --         --      3,104,316  5,981,671
 Amortization of loan costs    .       129,165        91,592            43,983           --         --.       129,165     91,592
 Portion of rents representa-
   tive of interest factor              38,829        46,632            19,721       12,737      2,452         38,829     46,632
 Capitalized interest .........             --            --                --           --         --             --         --
                                 -------------  -------------      -----------  -----------  ---------  ------------- ------------
Fixed Charges   ...............      3,061,119     1,470,414           311,824       12,737      2,452      3,272,310  6,119,895
                                 -------------  -------------      -----------  -----------  ---------  ------------- ------------
Ratio of Earnings to Fixed
 Charges  .....................           3.79              (a)          17.77       188.36     203.56           3.82       3.42
                                 =============  =============      ===========  ===========  =========  ============= ============



(a) Earnings for the year ended December 31, 1996 were inadequate to cover fixed charges. The amount of coverage deficiency was $4,169,849 for the year ended December 31, 1996.


(b) To give effect to both the acquisition of twenty of twenty-one properties acquired during 1996 and five of seven properties acquired during 1997 and expenses amounting to $16,526,021 related to the termination of external management contracts incurred during 1996.